Exhibit 99.2

OUR BUSINESS

We are a bank holding company, incorporated under the Pennsylvania Business Corporation Law.  Our principal activities consist of owning and operating four wholly owned subsidiaries, AmeriServ Financial Bank (the Bank), AmeriServ Trust and Financial Services Company (the Trust Company), AmeriServ Associates, Inc. (AmeriServ Associates), and AmeriServ Life Insurance Company (AmeriServ Life).  We and our subsidiaries derive substantially all of our income from banking and bank-related services. We function primarily as a coordinating and servicing unit for our subsidiaries in general management, accounting and taxes, loan review, auditing, investment accounting, marketing and insurance risk management

Our target market for banking services is Allegheny, Cambria, Centre, Somerset, and Westmoreland counties in southwest Pennsylvania.  Our market for trust services includes this market area but also has a national focus with respect to its business of attracting union pension fund accounts.  Our clients are primarily individuals, privately-owned businesses and, with respect to the Trust Company, union pension funds.

At June 30, 2004, we had consolidated total assets, deposits, and shareholders’ equity of $1.2 billion, $670.9 million and $67.2 million, respectively.

Our Business Strategy

The stabilizing of AmeriServ in 2003 enabled our Board and management to examine the franchise in some detail.  As a result of this review we articulated to our shareholders at the end of 2003 a strategy that focuses on a back-to-basics concentration on community banking.  We believe that we possess a solid franchise and can create greater institutional value.  AmeriServ has three business units that management and Board believe can perform at a higher level of profitability.

1.               Retail Banking — When the asset leverage program is extracted, our retail banking segment remains an $800 million bank with $670 million in core deposits. The retail banking unit operates 23 branches and has been consistently profitable.  This type of banking in the region has been in a state of chaos in recent years. There have been mergers, divestitures, branch closings, and name changes.  Unfortunately for AmeriServ, during this period, our focus has been diluted by a spin-off, a name change, operating losses and regulatory criticisms.  However, AmeriServ is now the largest locally owned, locally managed bank in its primary retail market area.  Our retail banking business is profitable and growing and we believe that it has a viable future ahead.  It has a solid product mix, and a strong sales ethic, and intends to build an equally strong service culture.  We recognize that our primary market is experiencing weakness, but we believe that good products and exemplary personal service will enable the retail banking segment to establish a strong base for AmeriServ as a whole.

2.               Commercial Lending — This business unit was completely restructured in 2003, after experiencing serious difficulties in 2001 and 2002.  The Bank hired a new chief lending officer in 2003 and almost an entirely new staff of experienced professional lenders.  The unit is focused on a primary lending market of an approximate 100 mile radius from Johnstown. It is mounting an energetic customer calling effort to build its loan balances. It has also reengineered its lending procedures. We believe that we can provide the unit with the capacity to grow substantially and our new procedures should permit it to increase our margins and build permanent relationships.  Our goal is to originate $100 million annually in new loans.

3.                         Trust Company — This business unit has an almost unique business opportunity.  As the largest operating trust company of its kind between Harrisburg and Pittsburgh, it has many facets. It has all of the activities expected of a bank trust department and we believe it is proficient in each of them.  In addition, it has a unique capability that sets it apart from almost all other trust operations.  As a part of one of only 13 unionized banking institutions in the nation, this unit has developed a strategy and a set of products that leverage that unusual situation.  It has been successful in building products that serve the union-managed pension funds and health and welfare funds that are a significant facet of the American labor scene.  These products have no geographic restrictions, nor do they require major commitments of AmeriServ’s capital.  They do, however, require skilled professionals to market and manage the Trust Company’s capabilities.  As we strengthen, we expect to channel resources to the Trust Company so that it can become a greater force in this discrete market niche.  Our goal is to attract new union pension fund money of $100 million annually.

Products and Services

Banking

The Bank is a state bank chartered under the Pennsylvania Banking Code of 1965, as amended. Through 23 locations in Allegheny, Cambria, Centre, Dauphin, Somerset and Westmoreland Counties, Pennsylvania, the Bank conducts a general banking business. It is a full-service bank offering both retail banking services and financial services to institutions. Retail banking services include

•                  demand, savings and time deposits,

•                  money market accounts,

•                  secured and unsecured loans,

•                  mortgage loans,

•                  safe deposit boxes,

•                  holiday club accounts,

•                  collection services,

•                  money orders, and

•                  traveler’s checks.

Services to commercial, industrial, financial, and governmental customers include

•                  real estate-mortgage loans,

•                  short- and medium-term loans,

•                  revolving credit arrangements,

•                  lines of credit,

•                  inventory and accounts receivable financing,

•                  real estate-construction loans,

•                  demand deposit accounts,

•                  business savings accounts,

•                  certificates of deposit,

•                  cash management services,

•                  wire transfers, and

•                  night depository and lock box services.

The Bank operates 27 automated bank teller machines (ATMs) through its 24-Hour Banking Network that is linked with STAR, a regional ATM network and CIRRUS, a national ATM network.

The Bank also has a wholly owned mortgage banking subsidiary, SMC.  SMC is a residential mortgage loan servicer based in Atlanta, Georgia.  SMC derives fees from servicing and subservicing approximately $250 million in residential mortgages. SMC no longer originates mortgages and we expect to sell or discontinue SMC’s remaining servicing business by the end of 2004.  Additionally, AmeriServ Financial Services Corporation is a subsidiary of the Bank that engages in the sale of annuities, mutual funds, and insurance to retail customers.

The Bank’s deposit base is such that loss of one depositor or a related group of depositors would not have a materially adverse effect on its business. In addition, the loan portfolio is also diversified so that one industry or group of related industries does not comprise a material portion of the loan portfolio. The Bank’s business is not seasonal nor does it have any risks attendant to foreign sources.

Non-Banking

AmeriServ Trust and Financial Services Company

The Trust Company is a trust company organized under Pennsylvania law. The Trust Company offers a complete range of trust and financial services and has $1.2 billion in assets under management at June 30, 2004.  The Trust Company also offers the ERECT and BUILD Funds which are collective investment funds for trade union controlled pension fund assets.  At June 30, 2004, the Trust Company had total assets of $1.4 million and total shareholder’s equity of $1.3 million and for the six month period ended June 30, 2004, the Trust Company had net income of $478,000.

AmeriServ Associates

AmeriServ Associates is a registered investment advisory firm that administers investment portfolios, offers operational support systems and provides asset and liability management services to small and mid-sized financial institutions. At June 30, 2004, AmeriServ Associates had total assets of $399,000 and total shareholder’s equity of $343,000.  This business is growing and is profitable.

AmeriServ Life

AmeriServ Life is a captive insurance company organized under the laws of the State of Arizona. AmeriServ Life engages in underwriting as a reinsurer of credit life and disability insurance within our market area. Operations of AmeriServ Life are conducted in each office of the Bank. AmeriServ Life is subject to supervision and regulation by the Arizona Department of Insurance, the Insurance Department of the Commonwealth of Pennsylvania, and the Federal Reserve. At June 30, 2004, AmeriServ Life had total assets of $1.7 million and total shareholder’s equity of $1.2 million.

Competition

We face strong competition from other commercial banks, savings banks, savings and loan associations, and several other financial or investment service institutions for business in the communities we serve. Several of these institutions are affiliated with major banking and financial institutions which are substantially larger and have greater financial resources than we do. As the financial services industry continues to consolidate, the scope of potential competition affecting us will also increase. For most of the services that we perform, there is also competition from credit unions and issuers of commercial paper and money market funds. Such institutions, as well as brokerage houses, consumer finance companies, insurance companies, and pension trusts, are important competitors for various types of financial services. In addition, personal and corporate trust investment counseling services are offered by insurance companies, other firms, and individuals.

Market Area

Our market is the Cambria/Somerset County Pennsylvania market.  Historically, this was a market characterized by industrial and manufacturing business, especially the steel industry.  Over the last twenty years, the industrial and manufacturing component has declined.  However, the economy has become more diversified over this period and the work force more skilled.  The local economy has not seen vibrant economic growth compared to national economic growth as reflected by the strong national Gross Domestic Product (GDP) of recent quarters.  The economy in Cambria and Somerset counties continues to perform below the 5.6% national unemployment average with local unemployment at 6.3%.  Johnstown’s unemployment rate remains near the highest of all regions of Pennsylvania.  Local market conditions have improved in recent quarters.  The unemployment rate has improved from 7.8% in 2002 by one and a half percentage points, but jobs in the area have declined in absolute number from the 2002 total. Near-term expectations for future employment suggest continued gradual improvement in the local job market.  In 2004, we have redefined our primary lending market as approximately a 100 mile radius from Johnstown. This area includes the Johnstown Metro Area, along with State College, and Pittsburgh. Local loan demand is growing and we expect that given our renewed strategic focus on commercial lending, we will experience loan growth in 2004. Overall, economic conditions in the Johnstown Metro Area are expected to slowly improve throughout 2004.

Economic conditions are much better in the State College area that comprises Centre County. The unemployment rate in the area is 3.0%, the lowest of all regions in Pennsylvania. The State College market presents us with a more vibrant economic market and a different demographic. The 18 to 34 year old age group makes up a much greater percentage of the population in State College than in the Cambria/Somerset market, while the population of people 50 years of age or older is significantly less in State College. Overall, opportunities in the State College market are quite different and challenging, providing a promising source of business to us.

Monetary Policies

The Federal Reserve System regulates the national supply of bank credit.  Among the instruments of monetary policy used by the Board of Governors of the Federal Reserve System are: open market operations in U.S. Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements on bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments, and deposits, and may also affect interest rate charges on loans or interest paid for deposits. The monetary policies of the Board of Governors have had a significant effect on the operating results of commercial banks, including the Bank, in the past and are expected to continue to do so in the future.

Employees

We employed 469 people as of June 30, 2004, in full and part-time positions. Approximately 279 non-supervisory employees of the Bank are represented by the United Steelworkers of America, AFL-CIO-CLC, Local Union 2635-06/07. The Bank and such employees are parties to a labor contract pursuant to which employees have agreed not to engage in any work stoppage during the term of the contract which will expire on October 15, 2004. The Bank has not experienced a work stoppage since 1979.

Properties

Our principal offices and those of the Bank occupy the five-story AmeriServ Financial building at the corner of Main and Franklin Streets in Johnstown, Pennsylvania, plus nine floors of the building adjacent thereto. We and our subsidiaries have 16 other locations which are owned in fee. We lease thirteen additional locations with varying terms expiring through March 31, 2018.

Legal Proceedings

We are subject to a number of asserted and unasserted potential legal claims encountered in the normal course of business. In the opinion of management, there is no present basis to conclude that the resolution of these claims will have a material adverse effect on our consolidated financial position or results of operations.

RISK FACTORS

Investors in the private placement offering were provided with a confidential private placement memorandum that contained the following risk factors:

We sustained losses in 2002 and the first quarter of 2003 and we suffer from structural impediments that adversely affect our future earnings capacity, all of which have resulted in a regulatory enforcement action.

In 2002, we lost $5.2 million; we lost an additional $795,000 in the first quarter of 2003.  These losses were primarily attributable to deteriorating asset quality, impairment of the value of mortgage servicing rights due to falling interest rates, poor expense management and three structural impediments that adversely affected, and continue to affect, performance.  These three structural impediments are:

•                  an excessive debt burden at AmeriServ consisting of $34.5 million of guaranteed junior subordinated deferrable interest debentures that bear interest at a rate of 8.45% and collateralize a 1998 issue of trust preferred securities of like amount;

•                  a long-term borrowing position at the Bank level that includes $210 million of Federal Home Loan Bank advances that mature in 2010 and bear interest at 6%; and

•                  a mortgage servicing subsidiary that loses approximately $1 million annually and exposes us to earnings volatility.

The consequence of these poor results is that in February 2003, we and the Bank executed a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Philadelphia (the “Federal Reserve”) and the Pennsylvania Department of Banking (the “Department”).  This Memorandum of Understanding remains in effect and, among other things, mandates corrective measures and prohibits the repurchase of stock or the payment of dividends by us or the Bank.

Failure to successfully execute our turnaround strategy would adversely affect future earnings.

At the end of 2003, we adopted a turnaround strategy that consists of three distinct elements.  These were:

•                  In 2003, stabilizing AmeriServ and taking immediate steps to eliminate or minimize those risk elements that posed a threat to our survival;

•                  In 2004, initiating steps to eliminate the three structural impediments to sustainable, improved earnings; and

•                  Articulating and executing, over the long-term, a strategy centered on community banking and continued expansion of our successful trust business that is intended to produce consistent future earnings.

We believe we have accomplished the first element of this turnaround strategy.  This offering is an initial step toward achieving the second goal.  The final element of our turnaround strategy requires sustained execution of our business plan.  If we are unable to achieve the last two elements of our turnaround strategy, our financial condition and results of operations will not dramatically improve and may deteriorate.

The proceeds of this offering will not produce sufficient capital to address all of the structural impediments to improved performance.

Tranche 1 of this offering will provide sufficient capital to permit us to incur the costs associated with repaying approximately $100 million of FHLB advances and close Standard Mortgage Corporation.  However, the net proceeds of Tranche 1 of this offering will permit us to redeem only about $5.7 million of the $34.5 million of outstanding 8.45% debentures.  Therefore, we will have only fully addressed two of the three structural impediments to improved performance that we have identified.  Unless we successfully close Tranche 2 of this offering, we will continue to bear the high debt service costs associated with approximately $28.8 million of debentures, of which, approximately $5.0 million will not qualify as Tier I capital under applicable banking regulations.  Even if we close Tranche 2 of this offering, approximately $18.8 million of these debentures will remain outstanding.

We may need to raise additional capital to fully address our structural impediments to improved performance but we may not be able to do so when needed or on favorable terms.

We may need to raise additional capital if we want to redeem the balance of our subordinated debentures and reduce our debt service burden significantly prior to maturity.  We cannot predict the timing and amount of our future capital formation activities.  Failure to raise capital and redeem the debentures could limit or eliminate our ability to grow and increase earnings. Moreover, even if capital is available, it may be upon terms that are not favorable to existing common shareholders and could dilute their interest.

Restructuring steps we will take after completion of Tranche 1 of this offering will cause us to incur a significant loss in 2004.

If we successfully complete Tranche 1 of this offering, the following things will occur:

•                  We will use approximately $5.7 million of the net proceeds to redeem a portion of our guaranteed junior subordinated deferrable interest debentures that do not qualify as Tier I capital under applicable banking regulations.  This will result in the write-off of approximately $100,000, after tax, in deferred issuance costs.

•                  The Bank will prepay approximately $100.0 million of long-term Federal Home Loan Bank advances, which bear interest at a rate of 6% and mature in 2010.  As a result of this prepayment, the Bank expects to incur a prepayment penalty of approximately $8.0 million, after tax.

•                  The Bank will sell or close SMC, which the Bank expects will result in a charge of approximately $700,000, after tax, consisting principally of severance and lease termination expenses.  These costs may be incurred in the last two quarters of 2004 or in 2005.

If we successfully complete Tranche 2 of this offering, we will incur an additional loss of $1.2 million, after tax, because we will prepay approximately $25 million of additional Federal Home Loan Bank advances.  The result of these steps will be that we will incur a consolidated loss in 2004.

The Memorandum of Understanding imposes other restrictions on our operations that may adversely affect our financial results.

We signed a Memorandum of Understanding with the Federal Reserve and the Pennsylvania Department of Banking that imposed restrictions on the payment of dividends and a number of other restrictions.  In addition to the restrictions on payment of dividends, the MOU does not permit us to redeem any of our stock or incur any additional debt other than in the ordinary course of business, in each case, without the prior written approval of the Federal Reserve and the Department.

Other provisions of the MOU require us to:

•                  improve credit quality and credit administration practices,

•                  improve data security and disaster recovery procedures,

•                  make periodic reports to the Federal Reserve and the Department regarding compliance with the MOU, and

•                  appoint a committee of independent directors to monitor compliance with the MOU.

The MOU will remain in effect until modified or terminated by the Federal Reserve and the Department.  We believe that we are in substantial compliance with the terms of the MOU, but we cannot predict when or if the MOU will be terminated.

If we fail to comply with the MOU or our financial condition deteriorates, we may be subject to additional enforcement action.

An MOU is an enforcement action that the Federal Reserve and the Department impose on companies under their regulatory authority.  An MOU is more severe than a request that a company adopt a board resolution to effect some corrective action, but it is less severe than a formal written enforcement agreement or a cease and desist order.  We believe we are in material compliance with the terms of the MOU, but if we fail to comply with the MOU or our financial condition deteriorates in the opinion of the Federal Reserve or the Department, these regulators could impose more severe enforcement sanctions.  In particular, if we are unable to raise capital to begin to address some of our structural impediments or we are unable to reduce our leverage program to mitigate our risk profile, we may be subject to further regulatory enforcement action.  A full-scope regulatory exam is scheduled to commence in late September and we expect that it will be completed in the fourth quarter.

We operate a significant leverage program that is subject to material interest rate risk.

At June 30, 2004, the Bank had outstanding approximately $397 million from the Federal Home Loan Bank of Pittsburgh and used the proceeds of these borrowings to fund the majority of its investment securities portfolio.  Our goal is to make money on the difference between the interest rate earned on the investment securities and the rate paid on the borrowings.  This is sometimes called a leverage program.  Leverage programs entail greater risk than the traditional banking activity of gathering deposits and lending this money to borrowers.  Although both deposit gathering and lending and a leverage program expose a financial institution to interest rate risk, a leverage program arguably exposes a bank to greater risk for two reasons.  First, the difference between the interest rate earned on investment securities and the rate paid on borrowed funds is typically much smaller than the difference between the rate earned on loans and the rate paid on deposits.  As a result the margin for error is smaller.  Second, deposits are gathered from multiple customers in small amounts and changes in deposit behavior generally occur gradually even in changing interest rate environments.  Borrowings are generally in large amounts and can be for significant duration.  Changes in interest rates during the term of any borrowing can cause a material change in the value of the assets funded with the proceeds of the borrowings, the prepayment of these assets and the risk that the proceeds can be profitably reinvested.  If we do not prudently manage our leverage program and the related interest rate risk, we may incur losses that could adversely affect our financial condition and results of operation.

Our leverage program has contributed positively to earnings since 1995, but it does constitute approximately 33.7% of total assets at June 30, 2004, which is greater than the leverage program conducted by most banking institutions.  The Federal Reserve believes that this results in an increased risk profile for our institution compared to peer institutions and has indicated that it wants us to reduce our leverage program.  We expect to repay approximately $100 million of FHLB advances promptly after the completion of this offering and incur a related prepayment penalty of approximately $8 million, after tax, to address the Federal Reserve’s concern.  This would reduce our leverage program as a percent of total assets to approximately 27%.

Securities gains have contributed significantly to profits in recent quarters and may not be available in future periods.

In four of the last five quarters we have generated profits by taking advantage of falling interest rates to capture gains from the sale of securities in our investment portfolio.  As interest rates rise, our ability to realize gains on the sale of investment securities is diminished or eliminated and we will be more dependent on net interest income to generate profits in future periods.  For the six months ended June 30, 2004, our net interest margin was only 2.32% and therefore our ability to generate sufficient net interest income to generate profits in future periods may not be strong.

Our tangible common equity is below the tangible common equity of peer institutions and may be inconsistent with our risk profile.

At June 30, 2004, our ratio of tangible common equity to assets was 4.61%.  This compares unfavorably to most similarly sized institutions.  Moreover, given our poor recent earnings, our large leverage program, and our reduced ability to realize investment gains due to rising interest rates, the Federal Reserve believes this level of tangible common equity is inconsistent with the risk embedded in our balance sheet.  Failure to increase capital to more appropriately balance tangible common equity and our embedded risk could lead to significant capital depletion in the event of adverse events such as deteriorating asset quality or sharp interest rate movements.  As a result of this offering we expect that our ratio of tangible common equity to assets will increase to approximately 5.50%, which will significantly improve the balance of tangible common equity to embedded risk in our balance sheet.

AmeriServ operates under significant liquidity constraints and may do so in the future because of planned losses at the Bank.

AmeriServ’s current liquidity is unsatisfactory.  The payment of dividends by the Bank to us is a primary source of funding for us and is also the principal source of funds for us to pay dividends to our shareholders.  Under federal banking law, the Bank may only pay dividends out of accumulated earnings for the current year and the prior two calendar years.  Because the Bank incurred $2.6 million in losses in 2002, the Bank’s ability to pay dividends to us was eliminated. As a consequence, since 2002 we have relied on dividends from non-bank subsidiaries, a tax refund, inter-company tax payments and other short-term solutions to raise sufficient funds to make our interest payments on the debentures.  Our ability to rely on these alternative sources of cash flow is temporary and uncertain.  Moreover, we have no significant secondary sources of liquidity such as lines of credit.  Since 2002, the Bank has earned $3.4 million and therefore it has limited dividend authority under federal law equal to the excess of earnings of the Bank since 2002 over the $2.6 million loss amount, or $721,000.  However, under the MOU, any dividend payment requires the prior approval of the Federal Reserve and the Department.  Furthermore, we expect that the Bank will incur a loss in 2004 as a result of restructuring steps the Bank will take immediately after this offering.  This will once again eliminate the Bank’s dividend capacity until such time as it earns back this loss.  We cannot assure you that the Bank will generate greater earnings in future periods or that the Bank’s dividend authority will be restored.  If the Bank is not able to generate greater earnings in the future and have its dividend authority restored or we are not able to develop meaningful secondary sources of liquidity, AmeriServ may continue to operate with less than satisfactory liquidity.

We have unionized employees, which increases our costs and may deter any acquisition proposal.

The Bank is party to a collective bargaining agreement with the United Steelworkers of America, which represents approximately 60% of our employees.  As a result of provisions in the contract, generally known as work rules, we sometimes cannot take steps that would reduce our operating costs.  Furthermore, to our knowledge, we are one of only 13 unionized banking institutions in the United States.  The banking industry is a consolidating industry in which acquisitions are frequent.  However, some banking institutions may be reluctant to buy a unionized bank because of a perception that operating costs may be higher or that it could result in unionization of its work force.  Therefore, our stock price may be adversely affected because investors may conclude that there is a reduced likelihood that we will be acquired.

Our union contract expires in October 2004, which may increase our costs or result in a work stoppage.

Our current contract with the United Steelworkers of America expires in October 2004.  Historically, our relationship with the union has been good and negotiations for a new contract have begun, but, customarily, new union agreements are not reached until shortly before expiration of the existing agreement and, as of the date hereof, no new agreement has been reached.  The union has not engaged in a work stoppage of any kind since 1979, but we cannot assure you that it will not do so in the future.  Furthermore, even if a new agreement is reached in a timely fashion, we likely will incur increased labor costs in future periods.  Increased labor costs could have a material adverse affect on our financial condition and results of operation.

We will incur significant expense to comply with a provision of the Sarbanes-Oxley Act of 2002.

Section 404 of the Sarbanes-Oxley Act of 2002 requires all public companies to prepare a report stating its responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting and to make an assessment of the internal control structure and procedure for financial reporting.  The auditor of each public company must also attest to, and report on, management’s assessment of its internal controls.  We become subject to Section 404 for the fiscal year ended December 31, 2005.  We estimate that the initial external, pre-tax cost of complying with this new requirement will be approximately $300,000, substantially all of which will be incurred in 2005.  Because our earnings capacity has been depressed, this expense may be significant relative to our 2005 earnings.

A significant portion of our trust business is dependent on a union client base.

In an effort to capitalize on the Bank’s union affiliation, our Trust Company operates two funds, the ERECT Fund and the BUILD Fund that seek to attract investment from union pension funds.  These funds then use the investments to make loans on construction projects that use union labor.  At June 30, 2004, approximately $301 million was invested by unions in the ERECT and BUILD Funds.  This represents approximately 24% of the total assets under management held by the Trust Company.  Furthermore, investments by union pension funds can be significant.  The largest single union investment is approximately $38 million and the total number of unions invested in the funds is only 62.  This means that the Trust Company is dependent on a relatively narrow union client base for a significant portion of its assets under management and its resulting revenue and net income.

Changes in interest rates could reduce our income, cash flows and asset values.

Our income and cash flows and the value of our assets depend to a great extent on the difference between the interest rates we earn on interest-earning assets, such as loans and investment securities, and the interest rates we pay on interest-bearing liabilities such as deposits and borrowings.  These rates are highly sensitive to many factors which are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Board of Governors of the Federal Reserve System. Changes in monetary policy, including changes in interest rates, will influence not only the interest we receive on our loans and investment securities and the amount of interest we pay on deposits and borrowings, but it also will affect our ability to originate loans and obtain deposits and the value of our investment portfolio.  If the rate of interest we pay on our deposits and other borrowings increases more than the rate of interest we earn on our loans and other investments, our net interest income, and therefore our earnings, could be adversely affected.  Our earnings also could be adversely affected if the rates on our loans and other investments fall more quickly than those on our deposits and other borrowings.

Because our operations are concentrated in Cambria and Somerset Counties, Pennsylvania, we are subject to economic conditions in this area, which typically lag behind economic activity in other areas.

Our loan and deposit activities are largely based in Cambria and Somerset Counties, Pennsylvania.  As a result, our financial performance will depend largely upon economic conditions in this area.  Economic activity in this geographic market generally lags behind the economic activity in Pennsylvania and the nation.  Similarly, unemployment in this market area is typically higher than the unemployment rate in Pennsylvania and the nation.  Adverse local economic conditions could cause us to experience an increase in loan delinquencies, a reduction in deposits, an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, all of which could adversely affect our profitability.

We are subject to lending risks.

There are risks inherent in making all loans.  These risks include interest rate changes over the time period in which loans may be repaid and changes in the national economy or the economy of our regional market that affect the ability of our borrowers to repay their loans or the value of the collateral securing these loans.

At June 30, 2004, 56% of our loan portfolio consisted of commercial, construction and commercial mortgage loans.  Commercial loans are generally viewed as having more risk of default than residential real estate loans or consumer loans.  These types of loans also are typically larger than residential real estate loans and consumer loans.  Because our loan portfolio contains a significant number of commercial, construction and commercial mortgage loans with relatively large balances, the deterioration of one or a few of these loans would cause a significant increase in nonperforming loans.  An increase in nonperforming loans could result in a net loss of earnings from these loans, an increase in our provision for loan losses and an increase in loan charge-offs.

Our financial condition and results of operations would be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses or if we are required to increase our allowance.

Despite our underwriting criteria, we may experience loan delinquencies and losses for reasons beyond our control, such as general economic conditions. We maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality.  Determination of the allowance inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes.  We may be required to increase our allowance for loan losses for any of several reasons.  State and federal regulators, in reviewing our loan portfolio as part of a regulatory examination, may request that we increase our allowance for loan losses.  Changes in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in our allowance.  In addition, if charge-offs in future periods exceed our allowance for loan losses, we will need additional increases in our allowance for loan losses.  Any increases in our allowance for loan losses will result in a decrease in our net income and, possibly, our capital, and may materially affect our results of operations in the period in which the allowance is increased.

Our future success will depend on our ability to compete effectively in a highly competitive market and geographic area.

We face substantial competition in all phases of our operations from a variety of different competitors, including commercial banks, savings and loan associations, mutual savings banks, credit unions, consumer finance companies, factoring companies, insurance companies and money market mutual funds.  There is very strong competition among financial services providers in our principal service area.  Due to their size, many competitors can achieve economies of scale and, as a result, may offer a broader range of products and services as well as better pricing for those products and services than we can.

We believe that our ability to compete successfully depends on a number of factors, including:

•                  our ability to build upon existing customer relationships and market position;

•                  competitors’ interest rates and service fees;

•                  the scope of our products and services;

•                  the relevance of our products and services to customer needs and demands and the rate at which we and our competitors introduce them;

•                  satisfaction of our customers with our customer service; and

•                  industry and general economic trends.

If we experience difficulty in any of these areas, our competitive position could be materially adversely affected, which will affect our growth and profitability.

Some of the financial services organizations with which we compete are not subject to the same degree of regulation as is imposed on federally insured financial institutions.  As a result, those nonbank competitors may be able to access funding and provide various services more easily or at less cost than we can, adversely affecting our ability to compete effectively.

Environmental liability associated with lending activities could result in losses.

In the course of our business, we may foreclose on and take title to properties securing our loans.  If hazardous substances were discovered on any of these properties, we may be liable to governmental entities or third parties for the costs of remediation of the hazard, as well as for personal injury and property damage.  Many environmental laws can impose liability regardless of whether we knew of, or were responsible for, the contamination.  In addition, if we arrange for the disposal of hazardous or toxic substances at another site, we may be liable for the costs of cleaning up and removing those substances from the site, even if we neither own nor operate the disposal site.  Environmental laws may require us to incur substantial expenses and may materially limit use of properties we acquire through foreclosure, reduce their value or limit our ability to sell them in the event of a default on the loans they secure.  In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability.

We may be adversely affected by government regulation.

We are subject to extensive federal and state banking regulation and supervision.  Banking regulations are intended primarily to protect our depositors’ funds and the federal deposit insurance funds, not shareholders.  Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth.  Our failure to meet minimum capital requirements will result in the imposition of limitations on our operations that would adversely impact our operations and could, if capital levels drop significantly, result in our being required to cease operations.  Changes in governing law, regulations or regulatory practices could impose additional costs on us or adversely affect our ability to obtain deposits or make loans and, as a consequence, our revenues and profitability.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the Federal Deposit Insurance Corporation, commonly referred to as the FDIC, any other deposit insurance fund or by any other public or private entity.  Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company.  As a result, if you acquire our common stock, you may lose some or all of your investment.

Banking laws, our articles of incorporation and our bylaws may have an anti-takeover effect.

Federal law imposes restrictions, including regulatory approval requirements, on persons seeking to acquire control over us.  Pennsylvania law also has provisions that may have an anti-takeover effect.  In addition, our articles of incorporation and bylaws permit our board of directors to issue, without shareholder approval, preferred stock and additional shares of common stock that could adversely affect the voting power and other rights of existing common shareholders.

We cannot assure you that we will complete Tranche 2 of this offering.

The completion of Tranche 2 of this offering is conditioned upon the approval of the issuance of the shares offered in Tranche 2 by the shareholders of AmeriServ at a special meeting called for that purpose.  Furthermore, if the variable weighted average price of the common stock for the twenty (20) trading days ending on the date of the special meeting is less than $4.50, investors will not be obligated to purchase the additional shares of common stock for which they have subscribed under their respective purchase agreements.  Therefore, we cannot assure you that we will complete Tranche 2 of this offering in whole or in part.

USE OF PROCEEDS

We expect the gross proceeds to us from Tranche 1 of this offering of common stock to be approximately $12,600,000, prior to deducting expenses payable of approximately $1.4 million.  We expect to use the net proceeds of Tranche 1 of this offering as follows:

•                  redeem approximately $5.7 million of our subordinated guaranteed junior deferrable interest debentures that collateralize a like amount of trust preferred securities issued by AmeriServ Capital Trust I, which do not qualify as Tier I capital under applicable regulations;

•                  contribute approximately $2.0 million to the capital of the Bank.  This will replenish the capital of the Bank, which will be reduced by approximately $8.7 million in the fourth quarter because the Bank intends to: (i) deleverage its balance sheet by selling investment securities and using the proceeds to repay approximately $100.0 million of Federal Home Loan Bank advances with a resulting prepayment penalty of approximately $8.0 million, after tax, and (ii) sell or close its mortgage banking operation, Standard Mortgage Corporation of Georgia, and incur related severance and other expenses of $700,000, after tax; and

•                  retain approximately $3.5 million of the net proceeds at the holding company to improve our liquidity and provide sufficient cash to permit us to meet our debt service requirements on the remaining guaranteed junior subordinated deferrable interest debentures for approximately six quarters (assuming no further redemption of the debentures).  It is our goal at that time to have sufficiently executed our business plan such that the dividend restrictions contained in the MOU will be terminated and we will have earned sufficient net income at the bank to otherwise permit the payment of dividends under federal law.  However, no assurance can be given that we will meet these objectives, and, if we do not meet these objectives and the debentures remain outstanding, we will need to identify other sources of funds to make the required debt service payments, which could include dividends from non-bank subsidiaries and further capital offerings.

We expect the gross proceeds to us from Tranche 2 of this offering of common stock to be approximately $13,200,000, prior to deducting expenses payable of approximately $1.2 million.  We expect to use the net proceeds of Tranche 2 of this offering to:

•                  redeem an additional amount of debentures equal to approximately $10.0 million; and

•                  contribute approximately $2.0 million to the Bank to replenish the capital of the Bank.  The Bank’s capital will be reduced upon completion of Tranche 2, because the Bank intends to take further deleverage its balance sheet by selling investment securities and using the proceeds to repay an additional $25 million of Federal Home Loan Bank advances, with a resulting prepayment penalty of approximately $1.2 million, after tax.

Pending these uses, we will invest proceeds in money market funds and short-term, investment-grade, interest-bearing securities.